Exhibit 99.1

Amendment to Option Agreement

July 24, 2007

James St. Jean

Dear Jim:

Chordiant Software, Inc. (“Chordiant”) has previously granted to you, pursuant to the Chordiant Software, Inc. 1999 Equity Incentive Plan (the “Plan”), the stock options set forth on the attached Exhibit A (the “Options”) to purchase shares of Chordiant’s common stock.  Chordiant and you hereby agree to certain amendments to your Options on the terms and conditions set forth in this letter agreement.

1.           Determination of the Committee.  Chordiant’s Audit Committee (the “Committee”) has determined that the Options were issued on terms that did not reflect the appropriate accounting measurement date and therefore did not provide for an exercise price that was equal to 100% of the fair market value of Chordiant’s common stock on the appropriate measurement date.  Exhibit A hereto sets forth the appropriate measurement date (as determined by the Committee, the “Revised Grant Date”) and the fair market value (as determined pursuant to the Plan) of our common stock for the Revised Grant Date (the “Corrected Exercise Price”).

2.           Amendment to the Options.   The applicable Corrected Exercise Price for each Option is greater than the exercise price per share set forth in the applicable stock option agreement for each Option.  Chordiant and you hereby amend each of your Options to increase the exercise price of that number of the shares subject to each Option that have not yet been exercised and which are subject to adverse treatment under Section 409A of the Internal Revenue Code of 1986 (as set forth on Exhibit A under the heading “409A Shares”) to the applicable Corrected Exercise Price.

3.           Effect of Option Amendments.  Except as expressly set forth in this letter agreement, all other terms and conditions of your Options will remain unchanged.  The amendment of your Options will be effective as of the date you sign this letter agreement as indicated below (the “Effective Date”).  Your ability to exercise the Options, as amended, will remain subject to the terms of the applicable option agreements (as amended by this letter agreement), your compliance with applicable laws and requirements (including any legal limitations, requirements or restrictions arising from Chordiant’s situation in relation to its equity compensation practices) and Chordiant’s policies on trading in Company securities.

4.           Section 409A Consequences.  While we believe that the actions contemplated by this letter agreement should minimize the potential adverse tax consequences under Section 409A with respect to your Options, and should not otherwise give rise to adverse tax consequences under Section 409A in respect of the Options, such interpretation is not free from doubt.  You are encouraged to consult with your personal financial, tax and legal advisors regarding this letter agreement.  No representation or warranty is made by Chordiant with respect to the tax consequences of this letter agreement.

5.           General Terms.  This letter agreement contains the entire understanding regarding the subjects addressed herein, and supersedes any and all prior representations and agreements regarding the subject matter of this letter agreement.  However, this letter agreement does not modify, amend or supersede written agreements that are consistent with the enforceable provisions of this letter agreement.  Once effective and enforceable, this letter agreement can be changed only by another written agreement signed by you and a duly authorized executive of Chordiant.  Chordiant and you acknowledge and agree that nothing in this letter agreement shall be construed or interpreted as an admission or conclusion of wrongdoing or liability (or the lack thereof) on the part of either Chordiant or you, and you expressly agree that you shall not use the offer or the acceptance of this letter agreement as a defense in any proceeding or action that may be brought or threatened at any time and to which Chordiant is a party.  Should any provision of this letter agreement be determined by any court of competent jurisdiction or arbitrator to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.

Please sign this letter agreement in the space provided below, and return an original copy to Derek Witte on or before July 31, 2007.  If you have any questions regarding this letter agreement, please contact Derek Witte at (408) 517-6169.

Best regards,

Steven R. Springsteel
President, Chief Executive Officer and Chairman of the Board

ACKNOWLEDGED & AGREED:

James St. Jean

Date: July 24, 2007

Exhibit A

List of Options

Grant Number	Revised Grant Date	Corrected Exercise Price	Outstanding Unexercised Shares	Number of 409A Shares	Discount
El1337	7-14-03	$5.00	34,000	7,083	$2.50
El1515	6-17-04	$10.80	10,500	8,750	$0.37
El2112	11-29-01	$9.13	3,600	750	$4.63